Exhibit 99.2

August 23, 2004 Script Second Quarter Conference Call

Opening Remarks

Good Morning ladies and gentlemen, and welcome to the Duckwall-ALCO Stores second quarter conference call. This is our first quarterly conference call, and we look forward to providing our investors with an update on our company’s developments and progress on a regular basis in the future.

As you can see from the press release that went out earlier this morning, our second quarter earnings were down from last year. While the modest decline in earnings can be partially attributed to a difficult retailing environment and certain non-recurring items, management is not satisfied with the Company’s performance in the most recent quarter, and we continue to focus upon ways to improve future results and enhance shareholder value. I would now like to ask Dick Mansfield, our Chief Financial Officer, to review our second quarter and year-to-date results...................Dick.

Thanks Glen,

This was a quarter in which we saw a decline in our net earnings compared to last year, but the decline can be more than explained by unusual, largely non-recurring items. Let me walk you through the key operating results for the second quarter and six months:

Second Quarter

The following comments relate to the second quarter ended August 1, 2004:

Net sales increased 0.8% to $109.6 million, while same-store sales rose approximately 0.1%. We believe that, compared to last year, sales were impacted by higher gasoline prices that affected discretionary spending, the absence of Federal Income tax rebates distributed during the summer of last year, the shift of a Texas sales tax “holiday” from July last year to August this year, generally much cooler weather patterns that impacted sales of warm weather products such as fans, and the timing of a back-to-school advertising circular for the Duckwall division.

Gross margin increased slightly to 32.9% of sales from 32.7% last year. This is a very positive sign and was a result of lower shrinkage and merchandise acquisition costs, as well as the ability of our logistics department to reduce transportation costs despite significantly higher fuel prices and legislation that negatively impacted the long-haul trucking industry. These improvements were partially offset by slightly higher promotional markdowns, as our customers purchased more products on sale.

Operating expenses increased to 30.8% of sales from 30.4% last year. A significant factor in this increase was general insurance costs, which rose $625,000 (0.6% of sales),

primarily due to an adjustment in the company’s insurance reserves for workers compensation for the policy year ended 5/31/04, as a result of revised actuarial estimates. We also experienced unusually high medical insurance costs and credit card processing fees rose due to higher credit card usage by our customers. These expenses were partially offset by lower depreciation and store remodeling costs, along with another solid performance from our distribution center. Additionally, we recorded a $275,000 reduction in expenses related to layaways, while there was no such adjustment in last year’s second quarter.

We take expense management very seriously, and we are proactive in managing expenses. For example, we have already taken steps to reduce medical and workers compensation expenses and will closely monitor the effectiveness of such actions in coming quarters.

Interest expense declined to $279,000 for the second quarter, from $328,000 last year, primarily due to lower borrowings.

Earnings from continuing operations were $1,234,000, or $0.28 cents per diluted share, compared with $1,341,000, or $0.31 per diluted share last year. The decline relative to last year can be substantially explained by the largely non-recurring items discussed earlier. The increase in general insurance alone, which was primarily due to a non-recurring adjustment, cost us $0.09 cents a share compared to last year.

Net earnings, including the results of discontinued operations, totaled $1,187,000, or $0.27 per diluted share, compared with $1,341,000, or $0.37 per diluted share last year. Discontinued operations last year benefited from a gain on the sale of a store of approximately $259,000, or $0.04 per diluted share. The balance of the shortfall, relative to last year’s net earnings, can be attributed to previously explained increases in operating expenses.

This is only the 2nd time in the last 12 quarters where earnings have declined, and this is during a time when it is a difficult and highly competitive environment for retailers.

That concludes my comments about the second quarter.

Six Months

The following comments relate to the first six months of the current fiscal year:

Net sales increased 2.1% to $212.4 million, while same-store sales decreased 0.1%.

Gross margin held steady at 33% of sales.

Operating expenses as a percent of sales increased slightly to 31.3% this year from 31.2% last year, again primarily due to increased general and medical insurance, partially offset by slightly reduced distribution center expenses and lower store opening expenses.

Interest expense declined to $561,000 from $718,000 last year.

Earnings from continuing operations totaled $1,983,000, or $0.44 per diluted share, compared with $1,954,000, or $0.45 per diluted share last year. I think I have explained the factors that caused the decline relative to last year.

Net earnings totaled $1,874,000, or $0.42 per diluted share, compared with $2,157,000, or $0.50 per diluted share last year. Again, the factors causing this decline have been explained previously.

Conclusion

I would just like to conclude my remarks by pointing out that if it hadn’t been for largely non-recurring items and unusual spikes in expenses, our second quarter and six month earnings would have exceeded prior-year levels. As I pointed out earlier, this is only the 2nd quarter in the last 12 with a decline. Our diluted earnings per share have grown steadily from $1.00 in fiscal year 2001, to $1.50 last year, a 50% increase during those 3 years. Also, the $1.50 diluted EPS last year is the highest it has been during the 7 years I have been here. Our stock price has responded to those solid results and our efforts to improve shareholder value, by more than tripling since then, while the Dow Jones Industrial Average declined.

And with that, I’ll turn it back to you Glen.

I would now like to review our activity for the first half of the fiscal year, in the context of our basic philosophy:

1. We are a convenience discount store.

2. Our goal is to open stores in markets where there is no direct competition.

3. During the first 6 months of the year we opened three ALCO stores and two Duckwall stores, while closing one ALCO store and two Duckwall locations.

4. We remodeled 7 stores in the second quarter and 13 stores in the first half of the fiscal year.

5. During June, we converted one ALCO store into an “ALCO Market Store”. This new retail concept provides a limited, but greatly expanded, assortment of Groceries, and we believe it will build upon our success in broadening the selection of consumables throughout our retail store network. A second store was converted into an “ALCO Market Store” during the first week of August. This new concept allocates over 6,000 square feet to a limited assortment of grocery products, with an emphasis on control label and private label foods. We have 13 doors for coolers and 27 doors for freezers, our prices are sharp and we carry a limited number of SKUs. While it is too early to evaluate the longer-term potential for ALCO Market Stores, we plan to convert one more location during the balance of the fiscal year, giving us three stores in different market environments. Future expansion of the “Market Store” concept will depend upon the performance of these initial three units. We also plan to open three more ALCO stores in this year’s fourth quarter.

6. With regards to the higher general insurance costs that Dick alluded to, this was our first year to be essentially self insured. At the beginning of the initial plan year our underwriter, Liberty Mutual, along with actuaries retained by our insurance brokers, provided us with what we considered a reasonable estimate for expense accruals. After the plan year ended on May 31, 2004, which was during our second fiscal quarter, we were informed that previous reserves were inadequate due to escalating costs per claim. As a result, we had to increase our workers compensation reserves significantly in the most recent quarter.

While the costs per claim have been higher than originally anticipated, we are pleased to report that the number of workers compensation claims have dropped over 15% for this past plan year. We attribute this to the actions we have taken to reduce our losses. Such actions include safety training initiatives for our managers, management training seminars, monthly safety videos and Loss Prevention Regional Inspection/Training programs.

7. We are also essentially self insured for medical insurance. During the past 2 fiscal years, we have managed our medical expenses well and, in fact, costs were below the estimates provided by our insurance broker in each of those years. However, medical insurance expenses began to spike upwards in the first half of the current fiscal year. We have responded to this situation by taking steps to increase the premiums paid by our associates and by implementing other changes that are designed to control future medical insurance costs.

8. I would like to make a few comments regarding the challenging retail climate in which we operated during the most recent quarter. I do believe that high gasoline prices have affected consumer discretionary spending. This coupled with unseasonably cool weather negatively impacted sales of warm weather product categories. While a greater emphasis upon consumable products within our stores has proven successful, sales comparisons in more discretionary product categories were much more difficult in the second quarter.

9. We have been extremely pleased with the success of our efforts to control and reduce shrinkage costs. For the most recent quarter, our shrinkage at retail was reduced by $711,000, or 22% from prior-year levels.

We recognize that the retail environment is likely to remain difficult, at least for the foreseeable future, and I can assure you that we shall continue to focus upon improvements in operating efficiencies, along with cost control measures, in order to optimize the company’s financial performance. We will do so in a manner that is consistent with the provision of excellence in product quality and customer service, because we believe this is the only way to maximize shareholder values in the long-run.

Let me now move on to a more recent development that was reported by the financial newswire services on Friday. I expect many of you have seen or heard about the letter I received from Raymond French of Strongbow Capital last week. It was dated August 19, 2004 and was attached as an exhibit to amendment to a Schedule 13D filed by Strongbow Capital on that same date. I did not receive the letter until after the conclusion of our regularly scheduled Board meeting on August 19th.

Mr. French put forth a number of suggestions in his five page letter to me regarding the ways that he believes the performance of the Company can be improved. Given our prior announcement regarding the timing of this call, it is unfortunate that Mr. French did not provide us with an adequate amount of time to carefully consider and respond to his views during this call. We nevertheless welcome the constructive views of all of our shareholders and recognize that a nine percent owner like Strongbow clearly deserves a thoughtful response to its input regarding the future direction of the Company.

At this early stage, I can say that our fundamental views and goals are aligned with those of Strongbow Capital, at least to the extent that we are strongly committed to improving our top and bottom line results, optimizing cost efficiencies, and implementing appropriate corporate governance practices. We are always open to new insights and perspectives on how to improve our strategic positioning and operating effectiveness. In this regard, Mr. French acknowledged in his letter that he does not have all of the answers but encouraged us to retain a consultant to take a fresh look at these important matters. I can report today that the capabilities of various business advisory firms for this purpose have been under evaluation since June of this year. At our Board meeting last Thursday, this search was narrowed to a single candidate, and the Board authorized management to engage this leading business advisory firm once suitable terms of a working relationship are agreed upon. After we have engaged this business advisory firm, they will do a strategic and operational review of our company. After they have completed their analysis, they will work with the Board and management to develop a revised business plan. The significant elements of our revised business plan will, of course, be communicated to all stockholders. Our Board, management and other advisors will also examine other means of enhancing stockholder value in the coming months.

While we are open to change and new ideas, I do not mean to suggest that the Board and management have been anything less than vigilant and proactive in seeking to improve the Company’s performance. We are proud of the fact that Duckwall-ALCO’s common stock has more than tripled in price since the beginning of January 2001, compared with a 6% decline in the Dow Jones Industrial Average. This has occurred in the midst of a difficult economy for retailers, particularly in the small communities where our stores are located. Competitive pressures are a continuing challenge. However, we believe our business plan and operating philosophy are sound and will benefit shareholder value further in the future.

Mr. French has suggested that his agenda may include a forced sale of the Company. Our current view is that this would be an inopportune near-term alternative that would prevent our shareholders from fully realizing the long-term potential of their investment in Duckwall-ALCO Stores, Inc. However, we are fully aware of our fiduciary obligations to our stockholders and will consider in good faith and with due care all credible proposals presented to us, so that we may pursue with vigor such alternatives as are in the best interests of our stockholders. One of those alternatives, of course, foresees the continuation of Duckwall-ALCO Stores as an independent company under the direction of its current management and Board of Directors.

We also place great value on our commitment to our employees and the communities we serve. Those key constituencies will be a vital part of our decision-making process as we move forward.

As I indicated earlier, we have not had an ample opportunity to consider Mr. French’s letter. Accordingly, I am not in a position to provide any further information beyond that which I have just covered. I would therefore appreciate it if you would direct your questions to our operating performance.

With that, we would now like to open the call to questions from the participants in this conference call. We would like to limit each participant to two questions so that everyone has an opportunity to have their questions answered. Operator, if you would open the question and answer session, please.